Exhibit 99.1

Watsco Achieves Record Sales, Operating Margins, Net Income and

EPS During Second Quarter

Strong U.S. Unit Growth for High-Efficiency Residential HVAC Systems,

Market Share Gains & Operating Efficiencies Drive Performance

MIAMI, FLORIDA – (BUSINESS WIRE), July 17, 2014 – Watsco, Inc. (NYSE: WSO) today reported record results for the second quarter and for the six months ended June 30, 2014.

Second Quarter Results

Key performance metrics:

•	Revenues increased 4% to a record $1.17 billion
•	Gross profit margin increased 10 basis-points
•	SG&A decreased 20 basis-points as a percentage of sales
•	Operating margins expanded 30 basis-points to a record 9.7%
•	Earnings per diluted share increased 8% to a record $1.60

Revenue trends:

•	HVAC equipment (66% of sales) increased 6%
•	U.S. residential equipment increased 8% with gains in market share
•	Double-digit growth in high-efficiency residential systems
•	Other HVAC products (30% of sales) increased 2%
•	Commercial refrigeration products (4% of sales) increased 5%
•	Domestic (88% of sales) increased 6% and international decreased 4%

Albert Nahmad, Watsco’s President & Chief Executive Officer stated: “Watsco delivered record performance and the highest operating margin for any quarter in our history driven by a combination of unit growth, a stronger sales mix of high-efficiency HVAC equipment, improved selling margins and operating efficiencies.”

Mr. Nahmad added: “These results also reflect investments in new locations, the addition of more than 200 employees and the development and launch of technologies to generate long-term growth and market share. New locations bring density and convenience to our customers. New employees, including more outside salespeople, counter-sales personnel, commercial HVAC experts and product line champions, intensify our sales and customer-service efforts. Our on-going investments in technology, both in talent and in capital spending, will provide innovative capabilities to sell products and serve our customers as well as provide greater insight into our business. We expect these investments to generate growth, develop share for our vendor partners and further distance ourselves from the competition.”

First Half 2014 Results

Key performance metrics:

•	Revenues increased 5% to a record $1.93 billion
•	Gross profit margin increased 10 basis-points
•	SG&A decreased 20 basis-points as a percentage of sales
•	Operating margins expanded 30 basis-points to 7.7%, matching the record
•	Earnings per diluted share climbed 11% to a record $2.08

Revenue trends:

•	HVAC equipment (64% of sales) increased 7%
•	U.S. residential HVAC equipment increased 10% with gains in market share
•	Other HVAC products (31% of sales) increased 3%
•	Commercial refrigeration products (5% of sales) increased 4%
•	Domestic (87% of revenues) increased 7% and international decreased 4%

Dividends

Dividends increased 61% during the first six months of 2014. In April, the Company raised its quarterly cash dividend rate 50% to 60 cents per share, which will be reflected in the dividend payment on July 31st. This year marks the 40th consecutive year that Watsco has paid quarterly dividends.

Purchase of Additional 10% Interest of Carrier Enterprise

On July 1, 2014, the Company exercised its second option to purchase an additional 10% ownership interest in Carrier Enterprise LLC for cash consideration of approximately $90 million. This raises the Company’s ownership interest in Carrier Enterprise to 80%.

Outlook for 2014

Watsco’s outlook for full-year 2014 diluted earnings per share is within the range of $4.20 to $4.40 per diluted share, representing a prospective annual growth rate of earnings per share of 14% to 20%.

Conference Call Information

Date: July 17, 2014

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (866) 652-5200 / International (412) 317-6060

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately half of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from 570 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that the estimated marketplace in the Americas for HVAC/R products is $35 billion. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$1,170,186	$1,120,452	$1,932,754	$1,834,085
Cost of sales	890,913	853,772	1,465,412	1,391,959

Gross profit	279,273	266,680	467,342	442,126
Gross profit margin	23.9%	23.8%	24.2%	24.1%

SG&A expenses	166,293	161,595	318,809	306,487

Operating income	112,980	105,085	148,533	135,639
Operating margin	9.7%	9.4%	7.7%	7.4%

Interest expense, net	1,247	1,688	2,256	2,870
Income before income taxes	111,733	103,397	146,277	132,769
Income taxes	33,348	30,815	43,489	39,098

Net income	78,385	72,582	102,788	93,671
Less: net income attributable to noncontrolling interest	22,284	21,264	29,934	28,968

Net income attributable to Watsco, Inc.	$56,101	$51,318	$72,854	$64,703

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$56,101	$51,318	$72,854	$64,703
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	4,281	3,623	5,526	4,560

Earnings allocated to Watsco, Inc. shareholders	$51,820	$47,695	$67,328	$60,143

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,353,045	32,248,855	32,329,376	32,231,246

Diluted earnings per share for Common and Class B common stock	$1.60	$1.48	$2.08	$1.87

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2014	2013
Cash and cash equivalents	$16,865	$19,478
Accounts receivable, net	549,901	399,565
Inventories	759,973	583,154
Other	19,479	18,905

Total current assets	1,346,218	1,021,102
Property and equipment, net	45,139	45,418
Goodwill, intangibles, net and other	599,482	603,011

Total assets	$1,990,839	$1,669,531

Accounts payable and accrued expenses	$385,487	$243,399
Current portion of long-term obligations	165	107

Total current liabilities	385,652	243,506
Borrowings under revolving credit agreement	348,787	230,044
Deferred income taxes and other liabilities	70,866	68,589

Total liabilities	805,305	542,139

Watsco’s shareholders’ equity	894,728	840,396
Noncontrolling interest	290,806	286,996

Shareholders’ equity	1,185,534	1,127,392

Total liabilities and shareholders’ equity	$1,990,839	$1,669,531

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flow from operating activities:
Net income	$102,788	$93,671
Non-cash items	17,152	17,617
Changes in working capital	(185,098)	(188,195)

Net cash used in operating activities	(65,158)	(76,907)

Cash flow from investing activities:

Capital expenditures, net	(5,570)	(6,803)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(27,909)	(17,298)
Net proceeds under revolving credit agreement	118,767	84,254
Distributions to noncontrolling interest	(25,817)	(31,489)
Other	3,148	790

Net cash provided by financing activities	68,189	36,257

Effect of foreign exchange rate changes on cash and cash equivalents	(74)	(786)

Net decrease in cash and cash equivalents	(2,613)	(48,239)
Cash and cash equivalents at beginning of period	19,478	73,770

Cash and cash equivalents at end of period	$16,865	$25,531

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